Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Releases Fourth Quarter and Full Year 2016 Operating Results and Provides 2017 Outlook

Highlights for 2016 Include 38% Revenue Growth, Two New Major Biopharma Diagnostic Collaborations and Substantial Progress on Pipeline of New Products and Technologies

SEATTLE - March 1, 2017 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter Financial Highlights

•	Total revenue of $25.2 million, 13% year-over-year growth

•	Total product and service revenue of $20.3 million, 5% year-over-year growth

•	Consumables revenue of $12.0 million, including $1.0 million of Prosigna® IVD kits, 12% year-over-year growth

•	Instrument revenue of $7.5 million, 6% year-over-year decline

•	Collaboration revenue of $4.9 million, 68% year-over-year growth

Full Year 2016 Financial Highlights

•	Total revenue of $86.5 million, 38% year-over-year growth

•	Total product and service revenue of $69.1 million, 22% year-over-year growth

•	Consumables revenue of $41.7 million, including $4.2 million of Prosigna® IVD kits, 26% year-over-year growth

•	Instrument revenue of $24.2 million, 16% year-over-year growth

•	Collaboration revenue of $17.4 million, nearly tripling versus the prior year

“In 2016 we grew our revenue by 38%, and entered into two landmark companion diagnostic collaborations," stated Brad Gray, NanoString president and chief executive officer. “In 2017, we will be investing in our commercial channel to improve our productivity, hiring new commercial leadership and launching a number of products that will build on the unique value proposition of the nCounter® platform. We're also investing in the future, preparing for the launch of companion diagnostic tests as well as a portfolio of breakthrough instruments to enhance our long-term growth prospects.”

Recent Business Highlights

•	Grew installed base to approximately 480 nCounter Analysis Systems at December 31, 2016, with approximately 140 systems sold during the year, including approximately 60 nCounter SPRINT Profilers

•	Maintained consumable pull through above $100,000 per system for the full year 2016

•	Surpassed 1,500 cumulative peer-reviewed publications of studies utilizing nCounter technology

•	Received positive coverage decision from Humana and positive assessment from Blue Cross Blue Shield Association Evidence Street for Prosigna

•	Launched a Technology Access Program for Digital Spatial Profiling technology and presented first customer data at ASCO-SITC 2017

•	nCounter Vantage 3D™ assays, enabling simultaneous analysis of DNA, RNA, and protein, were recognized by The Scientist as a Top 10 Innovation of 2016

•
Highlighted progress with Hyb & Seq™ single molecule sequencing chemistry at Advances in Genome Biology and Technology (AGBT) meeting, including sequencing of oncogenes from FFPE samples with high accuracy and simple workflow free of library, enzymes and amplification

Fourth Quarter Financial Results
Revenue for the three months ended December 31, 2016 increased by 13% to $25.2 million, as compared to $22.3 million for the fourth quarter of 2015. Instrument revenue was $7.5 million, down 6% versus the prior year period, with nCounter SPRINT systems representing approximately one-third of systems sold. Consumables revenue, excluding Prosigna, was $11.0 million for the fourth quarter of 2016, 11% higher than in the comparable 2015 quarter. Prosigna IVD kit revenue was $1.0 million for the quarter, an increase of 25% over the fourth quarter of 2015. Collaboration revenue totaled $4.9 million, compared to $2.9 million for the fourth quarter of 2015. Gross margin on product and service revenue was 59% for the fourth quarter of 2016, up from 56% for the prior year period.
Research and development expense increased by 41% to $10.0 million for the fourth quarter of 2016 versus $7.1 million for the fourth quarter of 2015, reflecting increased costs associated with biopharma collaborations announced in 2016 and investments in new products and technologies under development for the life science research market. Selling, general and administrative expense increased by 17% to $16.7 million for the fourth quarter of 2016 compared to $14.2 million for the prior year period.

Net loss for the three months ended December 31, 2016 increased to $11.6 million, or a loss of $0.55 per share, compared with $8.8 million, or a loss of $0.44 per share, for the fourth quarter of 2015.

Full Year 2016 Financial Results
Revenue for 2016 increased by 38% to $86.5 million, as compared to $62.7 million for 2015. Instrument revenue was $24.2 million, up 16% versus the prior year. Consumables revenue, excluding Prosigna, was $37.5 million for 2016, 23% higher than in 2015. Prosigna IVD kit revenue was $4.2 million, an increase of 70% over 2015. Collaboration revenue totaled $17.4 million, compared to $6.0 million for 2015. Gross margin on product and service revenue was 56% for 2016, up from 54% for the prior year.
Research and development expense increased by 41% to $34.7 million for 2016 versus $24.6 million for 2015. Selling, general and administrative expense increased by 18% to $62.7 million for 2016 compared to $53.2 million for the prior year.

Net loss for 2016 was $47.1 million, or $2.34 per share, compared with $45.6 million, or a loss of $2.40 per share, for 2015.

The company ended 2016 with approximately $74.0 million of cash, cash equivalents, and short-term investments.

Outlook for 2017

•	Total revenue in the range of $100 million to $105 million

•	Gross margin on product and service revenues in the range of 57% to 58%

•	Operating expenses in the range of $117 million to $120 million

•	Operating loss in the range of $49 million to $53 million

•	Net loss per share in the range of $2.51 to $2.69

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 4371012. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning March 1, 2017 at 7:30pm ET through 7:30pm ET on March 2, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 4371012. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,500 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the company’s plans to invest in its commercial channel, hire new commercial leadership and launch new products, the market demand for the company’s products and the related impact on long-term growth prospects, the capabilities of its current and future products, and its estimated 2017 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT, Prosigna, Hyb & Seq, and Vantage 3D are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Instruments	$7,485	$7,948	$24,229	$20,974
Consumables	10,966	9,898	37,545	30,597
In vitro diagnostic kits	1,026	822	4,168	2,457
Services	866	731	3,192	2,611
Total product and service revenue	20,343	19,399	69,134	56,639
Collaboration	4,889	2,916	17,355	6,028
Total revenue	25,232	22,315	86,489	62,667
Costs and expenses:
Cost of product and service revenue	8,429	8,626	30,245	26,126
Research and development	9,996	7,071	34,720	24,597
Selling, general and administrative	16,682	14,202	62,700	53,186
Total costs and expenses (a) (b)	35,107	29,899	127,665	103,909
Loss from operations	(9,875)	(7,584)	(41,176)	(41,242)
Other income (expense):
Interest income	124	52	390	233
Interest expense	(1,522)	(1,010)	(5,672)	(4,017)
Other expense	(277)	(108)	(515)	(389)
Total other income (expense), net	(1,675)	(1,066)	(5,797)	(4,173)
Net loss before provision for income taxes	(11,550)	(8,650)	(46,973)	(45,415)
Provision for income taxes	(43)	(166)	(116)	(166)
Net loss	$(11,593)	$(8,816)	$(47,089)	$(45,581)
Net loss per share, basic and diluted	$(0.55)	$(0.44)	$(2.34)	$(2.40)
Shares used in calculating basic and diluted net loss per share	21,120	19,519	20,116	19,027

(a) Includes $2.5 million and $1.5 million of stock-based compensation expense for the three months ended December 31, 2016 and 2015, respectively, and $9.0 million and $6.3 million for the 12 months ended December 31, 2016 and 2015, respectively.

(b) Includes $0.8 million and $1.0 million of depreciation and amortization expense for the three months ended December 31, 2016 and 2015, respectively, and $3.0 million and $2.4 million for the 12 months ended December 31, 2016 and 2015, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$20,583	$21,856
Short-term investments	53,453	27,188
Accounts receivable, net	22,193	19,725
Inventory	13,812	10,138
Prepaid expenses and other	3,744	3,886
Total current assets	113,785	82,793
Property and equipment, net	12,158	9,414
Other assets	430	662
Total assets	$126,373	$92,869
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,935	$3,243
Accrued liabilities	12,344	12,181
Deferred revenue, current portion	19,033	5,261
Deferred rent, current portion	13	—
Lease financing obligations, current portion	58	226
Total current liabilities	36,383	20,911
Deferred revenue, net of current portion	22,664	6,486
Deferred rent and other liabilities, net of current portion	7,655	4,257
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	47,366	41,000
Total liabilities	114,068	72,654
Total stockholders’ equity	12,305	20,215
Total liabilities and stockholders’ equity	$126,373	$92,869